ACHISON INC. FINANCIAL STATEMENTS (AUDITED) March 31, 2019

AHMED ASSOCIATES P.C.
35 Aberdeen Road, New Hyde Park, NY11040
P: 516-713-9979 F: 516-706-1376 E: riz@ahmedassociatescpa.com

Member
American Institute of
Certificated Public Accountants

INDEPENDENT ACCOUNTANTS' AUDIT REPORT

To the Board of Directors and Shareholder(s) of
Achison Inc.
Flushing, NY

I have audited the accompanying balance sheet of Achison Inc. as of March 31, 2019 and March 31, 2018, and the related statement of income, and cash flows for the fiscal years then ended, and the related notes to the financial statements.

The Company's management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

My responsibility is to express an opinion on these financial statements based on my audit. I conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

I believe that the audit evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our audit opinion.

In my opinion, the financial statements referred to previously present fairly, in all material respects, the financial position of Achison Inc. as of March 31, 2019 and March 31, 2018, and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

Ahmed Associates CPA P.C

New Hyde Park, NY

July 09, 2019

ACHISON INC
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2019 and MARCH 31, 2018

ASSETS

	March 31, 2019	March 31, 2018
Current assets:
Cash & cash equivalents	$6,092	$1,511
Short Term Investment	$13,724	$8,280
Total current assets	$10,337	-

Total current assets	$30,153	$9,791

Other Assets
Notes Receivable	$35,100	$16,000

Total Other Assets	$35,100	$16,000

TOTAL ASSETS	$65,253	$25,791

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Account payable	-	-
Tax payable	$12,166	-
Loan	-	$2,000
Total current liabilities	$12,166	$2,000

Stockholder's equity:
Common Stock: 0.001 Par Value; 9,990,000 Shares authorized; 9,990,000 share issued and outstanding	$9,990	$9,990
Additional paid-in capital	39,035	$13,935
Retained earnings (Deficit)	$4,062	$(134)
Total stockholder's equity	$53,087	$23,791

Total liabilities and stockholder's equity	$65,253	$25,791
ACHISON INC CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES FOR THE FISCAL YEAR ENDED MARCH 31, 2019 AND 2018
	April 01, 2018 -March 31, 2019	April 01, 2018-March 31, 2018
Revenues:
Realized Gain (loss) from Investment	$75,705	$2,983
Trading Commissions	-	$8
Interest	$2,877	$375
Unrealized Gain (lose) from Investment	$(33,865)	$(108)
Less: Fee and commission expense)	$(901)	$(1,200)

Net profit(lose)	$43,816	$2,058

Expenses:
Bank Service Charges	$274	$390
Misc. Taxes, Lisicenses and Permits	$252	$112
Custody Expenses	$178	-
Legal and Professional	$37,087	-
Total Expenses	$37,791	$502

Excess of Revenues over Expenses before Taxes	$6,025	$1,556

Provision for Taxes
Federal Tax	$904	-
NY State Tax	$392	-
NYC Tax	$533	-

Net income (loss)	$4,196	$1,556
ACHISON INC CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES FOR THE THREE MONTHS ENDED MARCH 31, 2019
January 01, 2018 -March 31, 2019
Revenues:
Realized Gain (loss) from Investment	$5,984
Trading Commissions	-
Interest	$921
Unrealized Gain (lose) from Investment	$(11,601)
Less: Fee and commission expense)	$(238)

Net profit(lose)	$(4,934)

Expenses:
Bank Service Charges	$51
Misc. Taxes, Lisicenses and Permits	$75
Custody Expenses	$36
Legal and Professional	$5,412
Total Expenses	$5,574

Excess of Revenues over Expenses before Taxes	$(10,508)

Provision for Taxes
Federal Tax	$(2,568)
NY State Tax	$(683)
NYC Tax	$(930)

Net income (loss)	$(6,327)
- ACHISON INC CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY FOR THE PERIOD FROM APRIL 01, 2018 TO MARCH 31, 2019
Shareholder's equity-April 1, 2018	$23,791

Add: Net (Lose) for the period from April 01, 2018 to March 31, 2019	$4,196

Add: Additional paid-in capital from April 01, 2018 to March 31, 2019	$25,100

Shareholder's equity-March 31, 2019	$53,087
ACHISON INC CONSOLIDATED COMPARATIVE STATEMENT OF CASH FLOWS FOR THE PERIOD FROM APRIL 01, 2018 TO MARCH 31, 2019
	APRIL 01, 2018-March 31, 2019	APRIL 01, 2017-March 31, 2018
Cash flows from operating activities:
Net Income (lose)	$4,196	$1,556
Adjustments to reconcile net income to net cash provided by operations activities:
Depreciation	-	-
(Increase)decrease in assets:
Account receivables	-	-
Short term investments	$(5,444)	$(5,966)
Deferred Taxes	$(10,337)	-
(Increase)decrease in liabilities:
Account payables	-	-
Account payables	$12,166	-
Net cash provided by (used in) operating activities	$581	$(4,410)

Cash flows from investing activities:
Long term investments	-	-
Net cash provided by (used in) investing activities	-	-

Cash flows from financing activities:
Notes Receivable	$19,100	$16,000
Loans	$2,000	-
Capital stock	-	$9,990
Additional paid-out capital	-	-
Additional paid-in capital	$25,100	$10,296
Net cash provided by (used in) financing activities	$4,000	$4,286

Net increase (decrease) in cash and cash equivalents	$4,581	$(124)

Cash and cash equivalent-April 01, 2018 and April 01, 2017 (Inception)	$1,511	$1,635

Cash and equivalents-March 31, 2019 and March 31, 2018	$6,092	$1,511

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest expenses	-	-
Tax expenses	-	-

ACHISON INC
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2019

NOTE 1. ORGANIZATION AND BUSINESS ACTIVITIES

Achison Inc., the Company, incorporated in the State of New York on December 29, 2014, is currently engaged in trading in spot silver in Singapore market, investing in equity securities in the U.S. market and Whisky in the United Kingdom market.

Prior to September of 2017 the Company primarily engaged in trading spot gold and silver in Singapore Markets but has now recently opened a securities brokerage account with Wilson Davis Company located in Salt Lake City, Utah through which they purchase and sell U.S. equity securities. The Company no longer intends to engage in the trading of spot gold. Furthermore, the Company has engaged in the trading of crypto/digital currency, however has discontinued all trading in crypto currency as of the balance sheet date. The Company's activities are subject to significant risks and uncertainties.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying consolidated financial statements and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The company was incorporated on December 29, 2014, and the Company started its operations to trade the spot gold and spot silver on March 29, 2016 through August 2017. Now the Company only trades in the spot silver in Singapore market and U.S. equity securities. Additionally, the Company started to trade in Whisky in the UK markets starting September 30, 2018.

These accompanying consolidated financial statements of the Company is for the fiscal year from April 01, 2018 to March 31, 2019, the subsidiary, Linton, Inc. was acquired on July 20, 2018 and Achison Inc. owns 86.27% of the company and on March 07, 2019, all shares of Linton Inc. was sold to Lansdale Inc.

b. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. Income Taxes

The Company is responsible for paying federal, state and local income tax and, accordingly, provisions are made for income taxes.

d. Basis of measurement

The financial statements have been prepared on the historical cost basis, except for the following material items in the statement of financial position:

(a). All short-term investments including spot gold, spot silver and equity securities are considered Trading Securities

(b). Short-term investments at fair value through gains or losses are measured at fair value

e. Cash and Cash Equivalents

The financial statements are presented in US dollar, which is the Company's functional currency. Cash and cash equivalents include cash on hand; cash in banks and brokerage accounts and all highly liquid investments with maturity of three months or less at the time purchase.

The Company maintains its cash balance at a financial institution located in New York and a securities brokerage account, Wilson-Davis Company located in Salt Lake City, Utah. Additionally, the company has opened a Whisky trading in UK which holds some currency in USD these amounts are not FDIC insured. Cash account at the New York institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At times during the year, the cash balances may exceed the FDIC insurance limits. The following is a schedule of cash and cash equivalents at the year ended on March 31, 2018:

Cash in Bank and brokerage accounts $6,092

f. Revenue Recognition

The company recognizes capital gains and losses from the spot gold trading and the spot silver trading at the time it sells gold and silver from the trading in brokerage firms. With trading in crypto/digital currency, it recognizes capital gains when they are converted to USD. Additionally, it recognizes unrealized gains and losses through adjustments to the fair market value at the end of each period. The change in fair market value is reported on the income statement under "Revenues" - "Unrealized Gain (loss) from investments".

NOTE 3. EARNINGS PER SHARE

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31, 2019.

NOTE 4. SHORT TERM INVESTMENTS

The Company considers all investments including the spot silver and marketable securities that can and will be sold within one year to be short term investments. Achison Inc. operated a trading account in Wilson-Davis Company to trade U.S. equity securities, a trading account in Bullion Vault to trade spot silver and a Whisky trading account in the UK. Since those investments in the account can be sold online and can be traded anytime in near future as the Company's primary activity source, the Company treats the Wilson-Davis Company, Bullion Vault and Whisky trading account as short term investments assets. As of March 31, 2019, the Short Term Investment holdings were as follows:

Bullion Property (kg)	(Kg)	Valuation in $(USD)
Singapore Silver	2.644	$1,281
Totals:		$1,281

Other Investment	Units	Valuation in $(USD)
Equities	-	$9,037
Whisky Property (LPA)	-	$406
Start Engine Crowfundinf Inc	-	$3,000
Totals:	-	$13,724

NOTE 5. STOCKHOLDER'S EQUITY

The Company has authorized 99,900,000,000 shares of common stocks with a par value of 0.0000001 per share. There Company issued 99,900,000,0000 Class A common shares on August 25, 2017. On November 9, 2017, the Company had made a 1-for-10,000 reverse stock split. Therefore, there are currently 9,990,000 shares of common stocks outstanding as of March 31, 2018. In the period from April 1, 2017 to March 31, 2018, the Company didn't issue any stock types, options and warrants; the Company didn't have any share-based compensation, related to employee share-based awards, Tax benefit from share-based award activities.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company has been provided office space by its majority stockholder at no cost. Management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

On November 21, 2016, Lansdale Inc. loaned $2,000 to Landbay Inc. for working capital purposes. The Company's president, Mr. Wanjun Xie owns 40% of common stocks issued and outstanding of Lansdale Inc. and is also the president and CEO of that entity. It is a short term loan that bears no interest and will be paid back within 12 months. Since this is a short term loan, imputed interest need not be calculated as it is rendered immaterial.

On April 25, 2018, Lansdale Inc. gifted 15,000 shares of SMKC to Achison Inc.

On April 27, 2018, Lansdale Inc. gifted 20,000 shares of SMKC to Achison Inc.

On August 29, 2018, Lansdale Inc. gifted 15,000 shares of SMKC to Achison Inc.

On september 04, 2018 the Company loaned an additional $5,000 to Lansdale Inc. bearing 10% interest.

March 07, 2019, The company sold all 86,186,000 shares of Linton Inc to Lansdaale Inc.

On March 08, 2019 the Company loaned $8,600 to Lansdale Inc. bearing 10% interest.